Exhibit 10.19

Rewards – Compensation Management Short-Term Incentive (STI) Plan – U.S.

Purpose	The STI plan provides a performance based pay-at-risk portion of annual cash compensation to eligible employees. This is intended to achieve a number of goals including:

•

Emphasize the Company’s commitment to competitive compensation practices by utilizing target and maximum percentages based on external market comparisons and aligned by internal job grades to ensure equity;

•	Ensure the company’s ability to fund a bonus pool by basing the funding on overall company performance;

•	Emphasize two key factors: individual performance and business performance at the region/function unit level; and

•	Emphasize performance achievement as the main determinant of annual cash awards and the main factor driving H.B. Fuller’s overall success.

Eligibility	To participate in the STI Program, an employee must:

•	Be a regular full-time or part-time employee of the Company. Consultants and temporary agency employees performing services at Company facilities are not eligible to participate;

•	Not qualify as a participant in any other Company variable compensation program (such as sales or unit performance bonus programs).

To receive payment under the STI Program, the participant must:

•	Be actively employed as of fiscal year-end;

•	Have been rated at least ‘good’ through the pay-for-performance program, as demonstrated by a PPA rating of ‘3’ or higher.

Plan Design	The funding for the plan is based on overall corporate performance, as measured by Budgeted Net Operating Income.

The plan has two distinct components:

1.	Individual component
2.	Unit component

The two components are equally weighted (50% Individual and 50% Unit); this signifies the philosophy that both components are equally important and focuses attention on performance achievement at individual and unit levels. Each plan component is explained in detail below.

Rewards – Compensation Management Short-Term Incentive (STI) Plan – U.S.

Incentive Funding	The plan is funded based on actual corporate financial performance compared to budgeted Net Operating Income in accordance with the chart below.

Corporate Financial Performance (Budgeted Net Operating Income)	Funding Level (as a percent of target)
120%	150%
115%	138%
110%	125%
105%	113%
100%	100%
95%	88%
90%	75%
85%	63%
80%	50%
<80%	0%

Once the overall fund amount is established (using the above chart), the funds are split into separate funds: North America region, Latin America region, Asia Pacific region, Europe region, and Corporate/Global groups. The Corporate/Global fund includes Legal, Finance, HR/PR, Marketing/Technology, and Strategy/Process Improvement, and will be distributed further by function. The pool for each of these groups is established based on headcount, target incentive, and eligible earnings, multiplied by region/corporate performance (budget net operating income after allocation), and adjustments/calibration as determined by the CEO.

Once the pool is established for each of the groups, each pool is split 50% based on unit (business or function, for example) performance and 50% individual performance.

Unit Financial Performance Component

The region pools are split into the appropriate number of units (for example, NA includes Specialty Construction Brands, etc). The allocation to the units is based on headcount, target incentive, and eligible earnings, multiplied by unit performance (net operating income) as compared to region performance, and adjustments/calibration as determined by the EC Member. The unit incentive pool will be allocated proportionately (based on headcount, target incentive, and eligible earnings) to all eligible employees in the unit.

For details, see ‘STIP Example’ below.

Rewards – Compensation Management Short-Term Incentive (STI) Plan – U.S.

Individual Performance Component	The individual performance component is a discretionary bonus opportunity for the supervisor to assess performance relative to expectations in the full capacity of the job and relative to established objectives. Award amounts will be determined by using PPA rating, assessing the objectives that were accomplished during the year, and the circumstances under which these objectives were reached. Human Resources will create discretionary guidelines annually for individual incentive payouts based on PPA rating.

Payment	Payment will be made in cash, subject to taxes and deductions as applicable. Payment will be made in, or as close to possible to, January following the conclusion of the relevant Program Year.

Participant Status Changes	If a participant begins employment with the Company, or transfers between units during a program year, and is otherwise eligible, bonus potential will be pro-rated for the time the participant was employed with each business unit.

If, due to a change in job grade, a participant transfers into, or out of, the STI Plan, and is otherwise eligible, the bonus potential will be appropriately prorated for the time spent in the STI Plan.

Administration	Participants may direct questions about this program to their local management or human resources representatives.

The Compensation Committee of the Board of Directors shall make a certification decision with respect to corporate consolidated performance objectives and consider extraordinary circumstances that may have positively or negatively impacted the achievement of the total Company performance objectives. The Board or management in their discretion, reserves the right at any time to enhance, diminish or terminate all or any portion of any compensation plan or program, on a collective or individual basis.

Relevant Terms	Actively Employed - A full-time or part-time employee on the Company payroll. It excludes any employee who has been terminated from employment with the Company – voluntarily or involuntarily – in advance of fiscal year-end.

Company - H.B. Fuller Company and its wholly owned subsidiaries.

Eligible Earnings - Base salary, excluding short-term and long-term disability payments. For mid-year promotions, annual salary is pro-rated based on salary before and after promotion.

Payment - The cash reward payable after conclusion of the program year.

Program Year - Company fiscal year.

Short Term Incentive (STI) Plan - The program described herein. May also be referred to as “STIP” or “STI Plan”.

Rewards – Compensation Management Short-Term Incentive (STI) Plan – U.S.

[1]	S (Base salary of eligible employees × target incentive percentage)
[2]	Pool based on headcount, target incentive, and eligible earnings
[3]

Mathematically determined region/company results relative to region/company target performance (budget net operating income after allocation), compared to company performance (weighted appropriately), and subsequent calibration through discussion

[4]	Corporate/Global Groups will be distributed into separate pools by function (Legal, HR, Finance, etc.)

Rewards – Compensation Management Short-Term Incentive (STI) Plan – U.S.

[1]	Individual Performance Incentive Pool will be allocated proportionately to units based on: headcount, targeted incentive and salary. Total not to exceed the pooled allocation.
[2]	Pool based on headcount, target incentive, and eligible earnings
[3]	Mathematically determined unit results relative to unit target performance, compared to region/function performance, and subsequent calibration through discussion
[4]	Actual unit incentive pool will be allocated proportionately (based on headcount, target incentive, and eligible earnings) to all eligible employees in unit.